Exhibit 10.85

                     THOMAS D. WILSON RESIGNATION TERM SHEET


o      Resignation as officer, employee and director, effective April 9, 1995.

o Lump-sum severance payment of $800,000, less payroll taxes, payable by check on or before April 14, 1995. Helian will allow, if possible, contributions at Mr. Wilson's discretion from the $800,000 into the Helian 401k and cafeteria plans.

o Thomas D. Wilson will use reasonable and good faith efforts to refer sufficient business to Helian to generate at least $50,000 of pre-tax income during the next 12 months. He will also assist with the transition of operational responsibilities to Helian managers in a reasonable and good faith manner.

o Helian continues Mr. Wilson's health insurance in its current form until April 8, 1998. Mr. Wilson will pay to Helian the standard employee contribution for family and dependent coverage under the health insurance plans if he elects such family and dependent coverage.

o No later than Friday, April 14, 1995, Mr. Wilson and Helian shall use their best efforts to prepare and execute a formal resignation and settlement agreement approved by both parties embodying the terms of this Term Sheet and such other terms as are not inconsistent herewith. Notwithstanding their best efforts to prepare and execute a formal agreement, both parties intend for this Term Sheet to be a binding and enforceable agreement between them.

o Mr. Wilson waives all other rights to all benefits/payments under his employment contract; his employment contract is terminated; and each of Mr. Wilson and Helian hereafter have no obligation to the other under his employment contract.

o Mr. Wilson and Helian agree to mutual general releases of all claims against the other (including employees, officers, directors and investors), except that Mr. Wilson shall not be released from any claims relating to misappropriation or misapplication of Helian funds to or for the benefit of Mr. Wilson. Helian's officers and directors do not have, as of the date hereof, any information or knowledge that Mr. Wilson has misappropriated or misapplied Helian funds.

o If either party is required to initiate legal action to enforce this Term Sheet, the prevailing party shall be entitled to reasonable attorneys' fees. This Term Sheet

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       may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed copies of this Term Sheet transmitted by facsimile shall be deemed originals until the parties exchange original executed copies.

o Mr. Wilson acknowledges that he has consulted with counsel regarding the review and execution of this Term Sheet.

AGREED TO:
                                        HELIAN HEALTH GROUP, INC.



/s/                                     BY:/s/
- -------------------------------         ----------------------------------
THOMAS D. WILSON                        MICHAEL K. McMILLAN,
                                        General Counsel

Dated:  April 9, 1995                   Dated:  April 9, 1995